QuickLinks -- Click here to rapidly navigate through this document

Exhibit 9.1

NEW YORK & COMPANY, INC.

AMENDMENT NO. 6 TO THE

STOCKHOLDERS AGREEMENT

        This Amendment No. 6 ("Amendment No. 6") to the Stockholders Agreement dated as of August 25, 2004, as amended from time to time (collectively, the "Stockholders Agreement"), by and among New York & Company, Inc., a Delaware corporation (the "Company") and the Stockholders named therein, is being entered into as of May 10, 2011. Certain capitalized terms used but not defined herein have the meaning attributed to them in the Stockholders Agreement.

        WHEREAS, the parties hereto are parties to the Stockholders Agreement, which embodied certain agreements among the parties;

        WHEREAS, pursuant to Section 5.2 of the Stockholders Agreement, the Company and holders of at least a majority of the Stockholder Shares constituting voting stock of the Company may amend the Stockholders Agreement subject to certain exceptions;

        WHEREAS, as of the date hereof, IPC/NYCG LLC (f/k/a BSMB/NYCG, LLC) is the holder of at least a majority of the Stockholder Shares constituting voting stock of the Company;

        NOW, THEREFORE, the parties hereto do hereby agree as follows:

        1.    Amendment.    Section 2.3 of the Stockholders Agreement is hereby amended to add the following sentence at the end of Section 2.3 thereof:

  "Notwithstanding anything contained herein to the contrary, (i) any certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares) need not be stamped or otherwise imprinted with such legend; provided that the removal of or lack of any legend shall not affect the terms and conditions of this Agreement; provided, further, however, that this provision shall not apply if the legend is required by applicable law, and (ii) any such legend may be reflected on the stock ledger in addition to and/or in lieu of a share certificate."

        2.    Effect of Amendment.    Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, covenants, obligations or agreements contained in the Stockholders Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

        3.    Governing Law; Jurisdiction.    The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Amendment. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

        4.    Counterparts.    This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 6 on the day and year first above written.

NEW YORK & COMPANY, INC.
By:	/s/ SHEAMUS TOAL
	Name:	Sheamus Toal
	Title:	Executive Vice President and Chief Financial Officer

IPC/NYCG LLC
By:	Irving Place Capital Manager II, LLC
	Its:	Manager
By:	JDH Management LLC
	Its:	Manager

By:	/s/ RICHARD L. PERKAL
	Name:	Richard L. Perkal
	Title:	Senior Managing Director

QuickLinks

  Exhibit 9.1
NEW YORK & COMPANY, INC. AMENDMENT NO. 6 TO THE STOCKHOLDERS AGREEMENT